UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2019
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BMC STOCK HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Its Charter)
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Delaware (State or other jurisdiction of incorporation)	1-36050 (Commission File Number)	26-4687975 (IRS Employer Identification No.)

8020 Arco Corporate Drive, Suite 400 Raleigh, NC 27617 (Address Of Principal Executive Offices) (Zip Code)

(919) 431-1000 (Registrant’s Telephone Number, Including Area Code)

Not Applicable Former Name or Former Address, if Changed Since Last Report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BMCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On May 31, 2019, BMC Stock Holdings, Inc. (the “Company”) and certain of the Company’s subsidiaries entered into a $425 million senior secured revolving credit facility with Wells Fargo Capital Finance, LLC, as agent, issuing lender, lead arranger and book runner, and the other lenders party thereto (the “New Credit Agreement”), of which up to $100 million may be used for the issuance of letters of credit and up to 10% of the aggregate commitment may be used for swing line loans. The New Credit Agreement amends and restates the Company’s $375 million senior secured revolving credit facility, dated as of December 1, 2015, and as further amended as of September 16, 2016.

Under the New Credit Agreement, the Company is able to borrow and have letters of credit issued from time to time in an aggregate amount equal to the lesser of $425 million and the aggregate value (as determined pursuant to valuation methods and advance rates set forth in the New Credit Agreement) of specified borrowing base assets comprised of eligible accounts receivable, eligible inventory and eligible credit card receivables, in each case reduced by certain reserves. The New Credit Agreement may, subject to customary conditions and to receipt of commitments from new or existing lenders, be increased up to a total of $550 million at the request of the Company. The obligations under the New Credit Agreement are secured (i) on a first priority basis by present and future cash, deposit accounts, accounts receivable, inventory, commercial tort claims and related assets and (ii) on a second priority basis in substantially all of the other assets of the Company and those of its subsidiaries that are borrowers or guarantors under the New Credit Agreement.

The New Credit Agreement has a five year term and matures on the earlier of (1) May 31, 2024 and (2) if the Company’s $350 million aggregate principal amount senior secured notes due 2024 (“Notes”) are refinanced or repaid, the date that is 91 days prior to the new maturity date of the replacement notes or other indebtedness that replaced or refinanced the Notes, at which time all principal amounts outstanding under the New Credit Agreement will be due and payable.

Borrowings under the New Credit Agreement bear interest at a rate equal to either the base rate or LIBOR from time to time in effect, at the Company’s option, plus an applicable margin above the specified index. The applicable margin is determined by reference to the Company’s historical “Excess Availability” for borrowings. Depending on the amount of Excess Availability, applicable margins for LIBOR-based loans and fees for letters of credit range from 1.25% to 1.50%, and applicable margins for base rate-based loans range from 0.25% to 0.50%. The New Credit Agreement includes customary provisions for implementation of replacement rates for rate-based and LIBOR-based loans.

The New Credit Agreement places limitations on the ability of the Company and its subsidiaries to, among other things, incur debt, create other liens on its assets, make investments, sell assets, pay dividends, undertake transactions with affiliates, enter into merger transactions and enter into unrelated businesses. The New Credit Agreement also contains various customary representations and warranties, financial and collateral reporting requirements and other affirmative and negative covenants.

The New Credit Agreement contains a financial covenant requiring the Company and its subsidiaries to maintain a “Fixed Charge Coverage Ratio” of at least 1.0:1.0 at the end of any fiscal quarter during the period from the date that Excess Availability under the New Credit Agreement is less than or equal to the greater of (1) $37.7 million and (2) 10.0% of the “Line Cap” under the New Credit Agreement until the date that Excess Availability has been greater than the greater of (i) $37.7 million and (ii) 10.0% of the Line Cap for a period of at least 30 consecutive days.

Amounts owed under the New Credit Agreement may be accelerated and the lenders may exercise other remedies available to them upon the occurrence of various events of default set forth in the New Credit Agreement, including the failure to make principal or interest payments when due, breaches of covenants, representations and warranties set forth in the Credit Agreement and defaults under other debt obligations.

The Company intends to use the proceeds of the New Credit Agreement for working capital and general corporate purposes. Some of the lenders under the New Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management and investment banking services.

This description of the New Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the New Credit Agreement, which the Company will file with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC STOCK HOLDINGS, INC.

Date: June 3, 2019	By:	/s/ James F. Major, Jr.
James F. Major, Jr.
Executive Vice President, Chief Financial Officer and Treasurer